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Pricing Supplement No. 23 dated October 10, 1997                  Rule 424(b)(3)
(To Prospectus dated July  8, 1996 and                        File No. 333-05701
Prospectus Supplement dated August 7, 1997)


                                 ADVANTA CORP.
                    VALUE NOTES (SM), SERIES A - FIXED RATE

==============================================================================
Cusip No.: 00757GAY5                                Interest Rate: 7.25%
Aggregate Principal Amount: $16,568,000.00          Maturity Date:  10/16/2000
Total Agents' Discount or Commission: $165,680.00   Issue Date:  10/15/97
Net Proceeds to Issuer:  $16,402,320.00             Trade Date:  10/10/97
==============================================================================

----------------------------------------------------------------------------------------------------
                                                               Agent's Discount      Net Proceeds
              Name of Agent                Principal Amount     or Commission          to Issuer
----------------------------------------------------------------------------------------------------
 Legg Mason Wood Walker, Incorporated        $   108,000.00       $  1,080.00         $   106,920.00
----------------------------------------------------------------------------------------------------
 PaineWebber Incorporated                    $16,400,000.00       $164,000.00         $16,236,000.00
----------------------------------------------------------------------------------------------------
 Dain Bosworth, Inc.                         $    60,000.00       $    600.00         $    59,400.00
----------------------------------------------------------------------------------------------------

Interest Payment Dates:  November 15, 1997 and the 15th day of each succeeding calendar month thereafter through and including September 15, 2000 and on the Maturity Date.

Day Count Convention:

         [X]     30/360 for the period from 10/15/97 to 10/15/2000

Redemption:

         [X]     The Notes cannot be redeemed prior to the Stated Maturity
                 Date.

         [ ] The Notes may be redeemed prior to the Stated Maturity Date. Initial Redemption Date:
                 Initial Redemption Percentage:
                 Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the principal amount.

Form:    [X]     Book Entry

Agent acting in the capacity as indicated below:

         [X]     Agent                                      [ ]     Principal

If as Principal:

         [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

         [ ] The Notes are being offered at a fixed initial public offering price of ____% of principal amount.

If as Agent:

         The Notes are being offered at a fixed initial public offering price of 100% of principal amount.





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[X]      Other Provisions:      Agent:  Dain Bosworth, Inc.


[ ]      PaineWebber Incorporated

                 [X]      Legg Mason Wood Walker, Incorporated

                                                        [X]     Sage Rutty & Co.